EXHIBIT 10.1
THIRD PARTY EQUITY COMMITMENT LETTER
April 15, 2007
J.C. Flowers II L.P.
     Re: Equity Commitment
Ladies and Gentlemen:
     The undersigned investor (the “Investor”) understands that J.C. Flowers II L.P. (“Flowers”) is planning to form or cause to be formed one or more co-investment vehicles (“Co-Investment Vehicles”) to participate alongside Flowers and certain other investors in an acquisition of a company code named “Mustang” that Flowers has discussed with Investor (the “Company”). Investor further understands that a Flowers designee will be the general partner and managing member of each Co-Investment Vehicle and will have full control over any voting rights in the entity that makes the acquisition.
          (1) Commitment. If a Flowers affiliate (“Parent”) enters into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company, Investor hereby agrees, subject to the satisfaction or waiver by Parent of each of the conditions set forth in the Merger Agreement, to invest at the closing of the acquisition (the “Closing”) in the equity of one or more Co-Investment Vehicles up to an aggregate amount equal to the amount set forth opposite the word “Commitment” on the signature page hereof (the “Commitment”).
          (2) Reduction of Commitment. If an amount (“Eligible Sell Down Amount”) is set forth opposite the phrase “Eligible Sell Down Amount” on the signature page hereof, Flowers will seek to find other investors to make investments, at a per unit of investment price equal to Investor’s per unit of investment price divided by 0.95, of up to an amount that will net the Co-Investment Vehicles (after payment of a 5% fee) the Eligible Sell Down Amount that would otherwise have been invested by Investor and, to the extent Flowers is successful in doing so, Flowers will cause the Co-Investment Vehicles to pay Investor that 5% fee. Investor understands that Flowers will have no liability of any kind if it is not successful in finding other investors to make any or all of these investments, and to the extent Flowers does not find other investors to invest an amount that nets the Co-Investment Vehicles the full Eligible Sell Down Amount that would otherwise have been invested by Investor, Investor shall remain responsible for making those investments.
          (3) Termination Fee Sharing Provisions. If the Merger Agreement is executed and later terminated and the Company pays a termination fee in connection therewith, Flowers shall pay to Investor its Pro Rata Share of the part of the termination fee Flowers nets after paying its out of pocket expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. If the Merger Agreement is executed and later terminated and Flowers pays the Company a termination fee in connection therewith, Investor shall pay to Flowers its Pro Rata Share of the amount of the termination fee that Flowers pays. As used herein, “Pro Rata Share” means the amount of the Commitment hereunder divided by the total commitment that Flowers had to purchase stock of Parent pursuant to its equity commitment letter with Parent, as in effect immediately prior to the time the Merger Agreement was terminated.
          (4) Representations. Investor hereby represents warrants and covenants to Flowers that it has made its own due diligence investigation of the Company and the transactions contemplated hereby and is not relying on Flowers for advice in making its decision to invest in any Co-Investment Vehicles. Investor understands that the final structure for the equity and debt financing of the transaction contemplated by the Merger Agreement has not yet been determined and agrees that Flowers or its designee shall have full discretion and authority to determine such structure and the terms of the investment made pursuant to the Commitment (so long as those terms are not materially inconsistent with the terms contained in this letter).
          (5) Termination. This letter and the commitment of Investor to make investments hereunder will terminate automatically and immediately if the Merger Agreement has not been executed by May 31, 2007 and will also terminate automatically and immediately upon termination of the Merger Agreement in accordance with its terms.
          (6) Entire Agreement. This letter constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.
          (7) Governing Law; Jurisdiction; Waiver of Trial by Jury. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (8) Assignment. Investor may assign all or a portion of its obligation to purchase or cause to be purchased the Equity Securities to one or more of its affiliates or to any other Person approved in advance by Parent, but to no other Person; provided, however, that no such assignment shall relieve Investor of its obligations under this letter.
          (9) Amendment. No provision of this letter may be amended unless such amendment is in writing and signed by the parties hereto.
          (10) Counterparts. This letter may be signed in any number of counterparts (including facsimile counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this letter shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
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Very truly yours, Enstar Group Limited
By:	/s/ Richard J. Harris
	Name:	R.J. Harris
	Title:	Chief Financial Officer

Commitment: $200,000,000
Eligible Sell Down Amount: $200,000,000
Acknowledged and Accepted as of the date first above written:
J.C. Flowers II L.P.
By:   JCF Associates II L.P., its general partner
By:   JCF Associates II Ltd., its general partner

By:	/s/ J. Christopher Flowers

Name: J. Christopher Flowers
Title: Director

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